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Exhibit 99
                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FIRST QUARTER OF FISCAL 2013


     Red Bank, N.J. January 30, 2013 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) today announced a quarterly distribution of $0.59 per unit for the first quarter of fiscal 2013, payable on February 27, 2013 to holders of record on February 15, 2013. Natural gas sold during the fourth calendar quarter of 2012 is the primary source of royalty income on which the February distribution is based.

     John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.59 per unit is 10.6%, or $0.07 per unit, lower than the distribution of $0.66 per unit for the first quarter of fiscal 2012.
No information on sales or production has yet been received. Details will be available in the press release announcing the Trust's net income scheduled for distribution on or about February 12, 2013.

     Trust royalty payments for each fiscal quarter are now based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount already paid. Any overpayment is deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. On January 25, 2013, the Trust received Euros 917,215 or $1,229,251, which represented the underpayment of royalties from the prior calendar quarter.

     The table below shows the anticipated amount of gross royalties for the second quarter of fiscal 2013 based on the actual amount of royalties that were payable to the Trust for the fourth calendar quarter of 2012. Amounts in dollars are based on the current exchange rate of 1.3472. Actual royalty income in dollars is valued based on the exchange rates on the day funds are transferred.

Combined Royalties   Combined Royalties  Combined Royalties  Dollar Royalties
  Anticipated in         In Euros            In Dollars      In Cents per Unit
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    February           Euros 1,538,527        $2,072,704          $0.225
    March              Euros 1,538,527        $2,072,704          $0.225
    April              Euros 1,538,527        $2,072,704          $0.225
------------------------------------------------------------------------------

     The cumulative 12-month distribution, which includes this February distribution and the three prior quarterly distributions, is $2.39 per unit. This 12-month cumulative distribution is 12.77% or $0.35 per unit lower than the prior 12-month distribution of $2.74 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.



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Contact --  John R. Van Kirk, Managing Director, telephone:  (732) 741-4008,
e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.